Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Herman Miller, Inc. 2011 Long-Term Incentive Plan of our reports dated July 26, 2011, with respect to the consolidated financial statements and schedule of Herman Miller, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Herman Miller, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the fiscal year ended May 28, 2011, filed with the Securities and Exchange Commission.

/S/

ERNST & YOUNG LLP

Grand Rapids, Michigan

January 23, 2012